UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 30, 2004

CCI Group, Inc.

(Exact name of Registrant as specified in charter)

Utah                   333-40954                87-0648148

(State or other jurisdiction    (Commission              (I.R.S. Employer

of incorporation)           File Number)             Identification No.)

405 Park Avenue, 10th Floor, New York, New York              10022

(Address of principal executive offices)                 (Zip code)

Registrant's telephone number, including area code: 212-421-1400.

 (Former name or former address, if changed, since last report)

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Item 1.01. Entry into Material Definitive Agreement.

   Effective December 30, 2004, we entered into a Sale of Assets Agreement with unaffiliated third parties to acquire a luxury resort known as the East Winds Inn located on the island of St. Lucia, British West Indies. Under the agreement, we will acquire the resort for a total consideration of $5,700,000. We have deposited $100,000 in escrow which will be applied towards the purchase price. We intend to use funds from the financing arrangement with Laurus Master Fund, Ltd. to finance approximately sixty percent (60%) of the purchase price, and we intend to raise the remaining funds through the private placement of debt or equity securities. We have entered into discussions with an institutional investor to fund the remaining amount due under the acquisition agreement, however, we have not entered into a formal agreement for such funding.

   In addition to obtaining the necessary funding as described above, the closing of the transaction is subject to us acquiring the necessary governmental permits and licenses, and other normal closing conditions. If the closing does not occur on or before February, 15, 2005, either party may terminate the agreement.

   The resort is considered a four star destination, and is situated on approximately nine acres of tropical gardens, and features a white sand beach on La Brelotte Bay, one of the most protected bays on the island. Resort accommodations consist of intimate cottages located on the lush grounds. A total of 30 rooms are available for use, of which four have ocean views. The remaining rooms are a short distance to the beach. The resort also features a free form swimming pool and swim up bar, a sunset bar at the edge of the beach, an open air thatched bar and clubhouse, and a gourmet restaurant featuring a fusion of Caribbean and Continental cuisine. Room rates are seasonal, and range from $215 to $435 per person depending on accommodations. Rates are inclusive of food and beverages, including liquor. Activities at the resort include nature walks, Island tours, snorkeling, water skiing and other water related activities. Golf also is available at a nearby course.

   The description of the transaction with concerning the acquisition of the East Winds Inn is qualified  in its entirety by the Sale of Assets Agreement which is attached as exhibits to this Form 8-K.

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.15 Sale of Assets Agreement between East Winds Beach Hotel Limited and East winds Holding Limited and Winner Holdings Limited and CCI Group, Inc. dated the __ day of December 2004.

                                                         CCI Group, Inc.

Date: January 4, 2005

                                                    /s/ Fred W. Jackson, Jr.

                                                    Fred W. Jackson, Jr.

                                                    President

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